SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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NOVATEL WIRELESS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May      , 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 annual meeting of stockholders of Novatel Wireless, Inc., to be held on June 10, 2003, at 2:00 p.m. local time at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122.

      Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend, in order to ensure your representation at the annual meeting, please complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

MARK ROSSI
Chairman of the Board of Directors

PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS
PROPOSAL 4: Amendment of Certificate of Incorporation
CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
EXECUTIVE OFFICER COMPENSATION
INFORMATION REGARDING CHANGE OF INDEPENDENT AUDITORS
FEE DISCLOSURE
PERFORMANCE GRAPH
PRINCIPAL STOCKHOLDERS
COMPLIANCE WITH FEDERAL SECURITIES LAWS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
PROXY SOLICITATION EXPENSE
AVAILABLE INFORMATION
OTHER MATTERS
APPENDIX B

NOVATEL WIRELESS, INC.

9255 Towne Centre Drive, Suite 225
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2003

To the Stockholders of Novatel Wireless, Inc.:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Novatel Wireless, Inc., a Delaware corporation, will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on June 10, 2003, at 2:00 p.m. local time, for the following purposes and as more fully described in the annual proxy statement accompanying this notice:

1.	To elect two (2) directors to our board of directors to serve until the annual meeting of stockholders in 2006 and until their successors are duly elected and qualified; the nominees are Peter Leparulo and David Oros.

2.	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003;

3.	To approve an amendment to the Novatel Wireless, Inc. 2000 Stock Incentive Plan as amended and restated to date to increase the number of shares reserved for issuance under the plan by 4,222,743;

4.	To approve an amendment to the certificate of incorporation as amended and restated to date to decrease the number of shares which the company is authorized to issue to fifty two million (52,000,000) of which fifty million (50,000,000) shares shall be common stock and two million (2,000,000) shares shall be preferred stock; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The board has fixed the close of business on May 16, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

      Our board of directors is soliciting the enclosed proxy and it recommends that stockholders vote FOR the proposals listed thereon. Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,

MELVIN L. FLOWERS
Senior Vice President, Finance,
Chief Financial Officer and Secretary

May      , 2003

San Diego, California

NOVATEL WIRELESS, INC.

9255 Towne Centre Drive, Suite 225
San Diego, California 92121

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2003

PROXY STATEMENT

INTRODUCTION

General Information About the 2003 Annual Meeting

      Novatel Wireless, Inc. is furnishing this proxy statement in connection with the solicitation by our board of directors of proxies for use at our annual meeting of stockholders to be held on June 10, 2003 at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, at 2:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

      At this meeting we will ask you to consider and vote upon the following proposals and as more fully described in this annual proxy statement:

1.	The election of two individuals to our board of directors to serve until the annual meeting of stockholders to be held in 2006 and until their respective successors are duly elected and qualified;

2.	The ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003;

3.	The amendment of our employee stock option plan in order to increase the number of shares reserved for issuance under the plan;

4.	The amendment of our certificate of incorporation in order to reduce the number of our authorized shares of capital stock;

5.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only the stockholders of record as of the close of business on May 16, 2003, the record date, are entitled to notice of and to vote at the annual meeting. Each holder of our common stock is entitled to one vote per share on all matters and each holder of our Series A convertible preferred stock and each holder of our Series B convertible preferred stock is entitled to that number of votes per share as is equal to the number of whole shares of common stock into which each share of preferred stock held by such holder could be converted on the record date. As of the record date, 7,067,019 shares of common stock, 3,675 shares of Series A preferred stock, and 3,267 shares of Series B preferred stock were issued and outstanding. This proxy statement and enclosed form of proxy are first being mailed to the stockholders of the Company on or about May      , 2003.

      A majority of the shares outstanding and entitled to vote must be represented at the annual meeting, in person or by proxy, in order to constitute a quorum for the transaction of business at our annual meeting. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter — commonly referred to as “broker non-votes” — will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Passage of the proposal this year concerning the election of directors requires the affirmative vote of a plurality of all the votes cast at the annual meeting at which a quorum is present. The ratification of the appointment of our independent auditor and the amendment of our stock option plan requires the affirmative vote of a majority of all the votes cast at the annual meeting at which a quorum is present. The amendment of our certificate of incorporation requires the affirmative vote of at least a majority of the outstanding shares of all classes of our capital stock (common, Series A and Series B) voting together as a single class at a duly convened meeting at which a quorum is present. Proxies that reflect abstentions and broker non-votes will have no effect on the outcome of the first 3 proposals listed above and will have the effect of a vote “Against” proposal No. 4 listed above.

      The shares represented by all properly executed proxies returned to us will be voted at the annual meeting as indicated or, if no instruction is given, will be voted FOR approval of the 4 proposals listed above. As to any other business that may properly be presented at the annual meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. We do not currently know of any other business which may come before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment or postponement thereof, which may properly be acted upon, unless otherwise indicated the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named on the proxy. Any person giving a proxy has the right to revoke it at any time before it is exercised (i) by filing with our corporate secretary a signed revocation or a proxy bearing a later date or (ii) by electing to vote in person at the annual meeting. Mere attendance at the annual meeting will not revoke a proxy.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NOVATEL WIRELESS INC. SINCE THE DATE HEREOF.

      We will bear all the costs of our solicitation of proxies. In addition to solicitations by mail, our directors, officers and employees, without receiving remuneration, may solicit proxies in person or by mail, telephone or facsimile transmission.

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver to you at no cost a separate copy of either this proxy statement or our annual report to security holders filed with the SEC on Form 10-K (including the financial statements and financial statement schedules) if you call or write us at the address and phone number listed in the next paragraph, Attention: Melvin Flowers, Chief Financial Officer. If you would like to receive separate copies of the annual report and annual proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder of your shares or you may contact us at the address or phone number below. This proxy statement and our 2003 annual report may be viewed online at www.novatelwireless.com

      Our executive offices are located at 9255 Towne Centre Drive, Suite 225, San Diego, California 92121, telephone (858) 320-8800. When this proxy statement refers to “we”, “us” and “our” it is referring to Novatel Wireless, Inc. together with its two (2) wholly owned subsidiaries.

The date of this proxy statement is May      , 2003.

PROPOSAL 1:

ELECTION OF DIRECTORS

      In accordance with our certificate of incorporation (also referred to as our corporate charter), as our stockholders have amended and restated it to date, and the resolutions which our board of directors has adopted, the board is divided into three separate classes, with directors serving in staggered three-year terms. Each class has approximately the same number of directors in it. The terms of directors serving in Class III expire this year at the annual meeting, the terms of directors serving in Class I expire at our 2004 annual meeting of stockholders and the terms of directors serving in Class II expire at our 2005 annual meeting of stockholders.

      As our current charter indicates, at each annual meeting of our stockholders the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held three years after their election. Accordingly, at this year’s annual meeting, the nominees for election, if elected, will be elected to hold office for a term of three years until the annual meeting of our stockholders to be held in 2006, and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the nominees whose names we have listed below. Each nominee is currently one of our directors and each has indicated his willingness to serve, if elected. However, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. Our board has no reason to believe that any of the nominees will be unable to serve, if elected. The proxy may not be voted for more than two directors.

      The information below relating to the nominees for election as director and to each of the other directors whose terms of office continue after the annual meeting has been furnished to us by the respective individuals. The board recommends a vote FOR the election of each of Peter V. Leparulo and David S. Oros.

Nominees for Director

      The following table lists certain current information about the nominees for directors to the board:

Name	Age	Director Since	Position with the Company

Peter V. Leparulo	44	2003	Director and CEO
David S. Oros	43	2000	Director

      The following is a biographical summary of the experience of the nominees for our board:

      Peter V. Leparulo was appointed to our board of directors on May 7, 2003 in order to fill the board seat left vacant by the resignation of our former chief executive officer, John E. Major. Mr. Leparulo has served as our chief executive officer since January of 2003. Prior to that, he was the senior vice president, general manager, CDMA Operations since May 2001. From September 2000 to May 2001, he served as our senior vice president, corporate and strategic development and general counsel. From June 1998 until September 2000, Mr. Leparulo was a senior partner at the law firm of Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a partner at the law firm of Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science degree from Colgate University and a Juris Doctor from Case Western Reserve University.

      David S. Oros has served as a director Novatel Wireless since July 2000. In 1996, Mr. Oros founded Aether Systems, Inc., a provider of wireless data services and systems for wireless handheld devices, and has been Aether’s chairman, chief executive officer and president since its inception. Mr. Oros also serves on the board of directors of Corvis Corporation and Sila Communications. From 1994 until 1996, Mr. Oros was president of NexGen Technologies, L.L.C., a wireless software development company that contributed all its assets to Aether Systems. From 1992 until 1994, he was president of the Wireless Data Group at Westinghouse Electric Company. Prior to that, Mr. Oros spent from 1982 until 1992 at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. Mr. Oros received a Bachelor of Science degree in mathematics and physics from the University of Maryland and holds a U.S. patent for a multi-function radar system.

      Assuming the election of both Messrs. Leparulo and Oros, the board will continue to be comprised of seven directors.

Vote Required on Proposal 1

      The election of each director requires the plurality of the votes cast by the holders of the shares entitled to vote at the annual meeting and present in person or by proxy at the annual meeting.

Board Recommendation

      The board recommends a vote FOR Proposal 1.

Directors Continuing in Office

      Information concerning our other directors whose terms do not expire at the annual meeting is set forth below.

Name	Age	Position with the Company	Term Expires In

Mark Rossi	45	Chairman of the Board of Directors	2005
Steven Sherman	56	Director	2005
Robert Getz	39	Director	2004
Peng K. Lim	39	Director	2004
Daniel E. Pittard	53	Director	2005

      Mark Rossi has served as the chairman of our board since January 2003 and as a director of Novatel Wireless since December 1999. Since December 1996, Mr. Rossi has served as managing director of Cornerstone Equity Investors, LLC, a private equity investment firm that specializes in technology and telecommunications, business service and healthcare information investments. Prior to joining Cornerstone, Mr. Rossi served as the president of Prudential Equity Investors, Inc., a private equity investment firm, from June 1994 to December 1996. Mr. Rossi also serves as a director of Maxwell Technologies, Inc., a diversified technology products and services company, True Temper Sports, Inc., a designer and manufacturer of golf shafts and specialty tubing products, and several private companies. Mr. Rossi holds a Bachelor of Arts degree from Saint Vincent College and a Master of Business Administration degree in finance from the Kellogg School of Management at Northwestern University.

      Steven Sherman co-founded Novatel Wireless and has served as a director since August of 1996. Mr. Sherman also served as our chief executive officer from August 1997 until November 1998 and as chairman of the board from August 1997 until September 1999. In 1990, Mr. Sherman founded Main Street and Main, a restaurant franchise holding company, and served as its chairman until 1994. Since 1988, Mr. Sherman has been the managing member of Sherman Capital Group, L.L.C., a merchant banking organization. Mr. Sherman founded and served in various capacities, including chairman and chief executive officer at Vodavi Communication Systems, Inc., a telephone hardware and software company, until its acquisition of Executone Information Systems, Inc. in 1988. He was a director of Executone from 1988 until 1990. Currently, Mr. Sherman is chairman of the board of Airlink Communications, Inc., a wireless software infrastructure business. Mr. Sherman holds a Bachelor of Arts degree in Business Administration from City College of New York.

      Robert Getz has served as a director since December 1999. Since December 1996, Mr. Getz has served as a managing director of Cornerstone Equity Investors, LLC, a private equity investment firm that specializes in technology and telecommunications, business service and healthcare information investments. Prior to joining Cornerstone, Mr. Getz served as a managing director of Prudential Equity Investors, Inc., also a private equity investment firm, where he was employed between February 1987 and December 1996. Mr. Getz also serves as a director for several private companies, including Artel Video Systems, Inc., a developer of broadband video networking equipment, and Centurion International, Inc., a designer and manufacturer of antenna and power solutions for the wireless device industry. Mr. Getz holds a Bachelor of Arts degree from Boston University and a Master of Business Administration degree in finance from the Stern School of Business at New York University.

      Peng K. Lim has served as a director since May 2001. Mr. Lim has served as the president and chief executive officer of TapWave, Inc., a mobile solutions company, since May 2001. Prior to TapWave, Mr. Lim served as vice president, Worldwide Product Development of Palm, Inc., a handheld and wireless computer company, from April 1999 to May 2001. Prior to that time, Mr. Lim served as vice president of Engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly owned subsidiary of Fujitsu Limited, from June 1997 to March 1999. From July 1996 to June 1997, Mr. Lim was an engineering platform director for Texas Instruments, Inc., a semiconductor company. From August 1993 to June 1996, Mr. Lim was director, Advanced Portables and Mobile Systems Engineering of Zenith Data Systems, a computer company and a subsidiary of Groupe Bull Company. Prior to joining Zenith Data Systems, he served as director of Hardware Technology for Dauphin Technology, a mobile computer company, from January 1992 to August 1993. Mr. Lim currently serves on the board of directors of inViso Inc. Mr. Lim holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from University of Windsor and a Master of Engineering Management from Northwestern University. Mr. Lim also completed the Stanford Executive Program for Growing Companies at Stanford University.

      Daniel Pittard has served as a director since November of 2002. Since November 1999 Mr. Pittard has served as chairman and chief executive officer of ideaEDGE Ventures LLC, a venture development firm assisting companies in the creation and launching of new Mobile Internet endeavors, products and services. Prior to co-founding ideaEDGE Ventures, he was senior vice president, strategy and new ventures for Gateway from October 1998 to June 1999, where he was chief strategy officer responsible for business development, acquisitions and new ventures. His earlier experience includes serving as a partner at McKinsey & Company, group vice president at Amoco Corporation and senior vice president and general manager for Pepisco, Inc. He received an M.B.A. from Harvard University and a B.S. from Georgia Institute of Technology.

Board Meetings and Attendance

      During the year ended December 31, 2002, our board held eleven meetings. All but one director attended 100% of the aggregate of (i) the total number of meetings of the board during the period they were on the board and (ii) the total number of meetings of the committees of the board on which such directors served during the period in which such directors served on such committees. Mr. Oros attended 13% of the total number of meetings held by the Board during the year ended December 31, 2002.

Board Committees

      The board has a standing audit committee and a standing compensation committee.

      Audit Committee. Our audit committee consists of three members and acts under a written charter first adopted and approved by our board of directors in April 2000. We filed our audit committee charter as an appendix to our annual proxy statement in April 2001. The audit committee oversees our financial reporting process on behalf of the board including the adequacy of financial statement disclosures. It also reviews and supervises our financial controls, including the selection of our independent public accountants, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our independent public accountants and takes further actions as the deems necessary to complete an audit of our books and accounts. The audit committee met five times during the year ended December 31, 2002. The three directors currently serving on our audit committee are Messrs. Getz, Rossi and Sherman.

      The Nasdaq Stock Market requires that audit committees of listed companies be comprised of at least three directors who are Independent Directors (as Nasdaq’s regulations define that term) or if certain exceptional and limited circumstances exist, a board of directors may determine that membership on an audit committee by an individual who is not “Independent” is required by the best interest of the corporation and its stockholders, and the board of directors discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for the determination. Nasdaq also requires that audit committee membership satisfy certain requirements concerning financial literacy and comply with certain restrictions concerning business relationships with the company, and that they submit a written affirmation to the us with respect to matters relating to the foregoing. An “Independent Director” is a director who is a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. If a director has been employed by the company at any time during the past three years, he is deemed not to be Independent. Messrs. Getz, Rossi and Sherman are currently Independent Directors and were Independent Directors for all of the 2002 fiscal year.

      Compensation Committee. The compensation committee consists of two directors and acts under a written charter first adopted and approved by our board of directors in April 2000. The compensation committee reviews and approves the compensation and benefits of our executive officers, administers our compensation, stock incentive and stock purchase plans, makes recommendations to the board regarding compensation matters and performs other duties as our board may request from time to time. Our compensation committee held four meetings during the year ended December 31, 2002. The two directors on our compensation committee are Messrs. Rossi and Lim.

      Our board of directors has no standing nominating committee.

Compensation of Directors

      Non-employee directors currently receive $1,000 from us for attending each board meeting and $500 for attending each committee meeting, as well as reimbursement of reasonable expenses incurred in connection with attending those meetings. Our non-employee directors currently do not receive an annual retainer fee. Those of our directors who are also employees of Novatel Wireless are eligible to participate in our employee stock option plan (Option Plan) and our employee stock purchase plan (Purchase Plan). Non-employee directors are eligible to participate in the Option Plan. Our board adopted the Option Plan and the Purchase Plan on July 24, 2000 and our stockholders approved each of them in September 2000. As the Option Plan expressly permits, the board amended the Option Plan on January 30, 2002 in order to eliminate a provision providing for an annual option grant to each non-employee director and in place increased the up front option grant to non-employee directors such that each non-employee director currently receives options to purchase 20,000 shares of our common stock. The option grant vests over a four-year period, subject to the non-employee director’s continued service on the board in that capacity, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in 36 equal monthly installments, with accelerated vesting in the event of certain changes of control of the ownership of Novatel Wireless. The per share exercise price of these options is at 100% of the fair market value per share of the common stock on its date of grant as quoted on The Nasdaq Stock Market.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITORS

      Our board has appointed KPMG LLP, an international accounting firm of independent certified public accountants, to act as independent auditors for us for 2003. The board believes that KPMG’s experience with and knowledge of us are important, and would like to continue this relationship. KPMG has advised us that the firm does not have any direct or indirect financial interest in Novatel Wireless or any of its two (2) wholly owned subsidiaries, nor has KPMG had any such interest since the inception of Novatel Wireless in 1996 other than as a provider of auditing and accounting services.

      In making the recommendation for KPMG to continue as independent auditors for the year ended December 31, 2003, the audit committee reviewed past audit results and the non-audit services performed during 2002 and proposed to be performed during 2003. In selecting KPMG, the audit committee and the board carefully considered KPMG’s independence. KPMG has confirmed to us that it is in compliance with all rules, standards and policies of the Independent Standards Board and the Securities and Exchange Commission (SEC) governing auditor independence.

      A representative of KPMG is expected to attend the annual meeting. The KPMG representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from stockholders.

      Our board of directors recommends a vote FOR ratification of the appointment of KPMG as our independent auditors for our fiscal year ending December 31, 2003. Unless a contrary choice is specified, proxies solicited by our board of directors will be voted FOR ratification of this appointment.

Vote Required on Proposal 2

      Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Board Recommendation

      The board recommends a vote FOR Proposal 2.

PROPOSAL 3:

AMENDMENT OF THE AMENDED AND RESTATED NOVATEL WIRELESS,

INC. 2000 STOCK INCENTIVE PLAN

      Our amended and restated 2000 stock incentive plan currently has stockholder approval for the issuance of options to purchase up to 1,400,000 shares of our common stock, subject to annual adjustment as set forth below and subject to adjustment in the event of stock splits and other similar events as described in more detail in the option plan itself. As of May 6, 2003, options to purchase an aggregate of 532,757 shares of common stock were issued and outstanding under the plan, including options issued under a predecessor plan which were transferred to the 2000 plan. As of May 6, 2003, options to purchase an aggregate of 744,524 shares remained available for grant. Options to purchase 122,718 shares of common stock have been exercised thus far and, as a consequence, those shares are no longer available for issuance under the option plan. In January 2001, we filed a registration statement with the SEC covering shares issuable upon exercise of options exercised under the plan (including the predecessor plan) which permits optionees to sell shares acquired upon exercise of granted options.

      On May 7, 2003, our board amended the option plan, subject to stockholder approval at the 2003 annual meeting, in order to increase the aggregate number of shares authorized for issuance under the plan to an amount equal to approximately 20% of our issued and outstanding shares of common stock on a fully diluted basis and after allowing for the issuance and conversion or exercise, as the case may be, of all the equity securities that we issued in the financing transaction that our stockholders approved at a special meeting of stockholders held on May 2, 2003.

      If our stockholders approve this proposed amendment to the plan, it would have the effect of immediately adding 4,222,743 shares to the plan. Assuming the company’s equity structure otherwise remains unchanged, grants and subsequent exercises of options to purchase all the additional shares subject to this proposal would dilute your respective percentage ownership interest in Novatel Wireless by up to           %. Nevertheless, the board has concluded that it is in the best interests of stockholders to enhance the company’s ability to attract, retain and motivate personnel by means of equity incentives. The board made its determination after giving consideration to the compensation and employee incentive practices of other comparable companies and of other companies in positions comparable to that of the company. The amendment was designed to enhance the flexibility of our board and the compensation committee within our board to grant stock options and other equity and equity based awards that the plan permits us to grant and to ensure that we can continue to grant such awards to such persons at levels determined to be appropriate by our compensation committee.

      Set forth below is a summary of our stock option plan, as it has been amended and restated to date and as adjusted to reflect our 15 for 1 reverse stock split which our stockholders approved in September 2002 prior to our initial public offering and which became effective on October 29, 2002. This summary is qualified in its entirety by the terms of the plan.

Introduction

      Our stock option plan was adopted by our board of directors on July 24, 2000 and was approved by our stockholders in September 2000. The plan became effective upon the initial public offering of shares of our common stock on November 15, 2000 and was filed as an exhibit to the registration statement that we filed with the SEC in connection with our initial public offering in November 2000. The option plan, as it is proposed to be amended, is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s home page (www.sec.gov).

Shares Subject to the Plan

      The plan provides for the discretionary grant of incentive stock options to employees, including officers and employee directors, and for the discretionary grant of non-statutory stock options, stock appreciation rights, stock units and stock purchase rights to employees, directors and consultants. If our stockholders approve Proposal 3 at the 2003 annual meeting, it would result in a total of potentially 5,500,000 shares of our common stock being issuable under the plan, including shares already authorized for issuance under the plan and including shares authorized for issuance under a predecessor stock option plan further grants under which were terminated on November 15, 2000. In addition, and as the plan currently provides, commencing in 2001, on the first day of each fiscal year while the plan is in effect, shares are added to the plan equal to the lesser of (i) 100,000 shares, (ii) three percent of the shares of our common stock outstanding on the last day of the prior fiscal year, or (iii) such lesser number of shares as our board may determine in its sole discretion. In addition, in the case of stock options, in the event that an optionee’s employment with us terminates, all unvested options at such time are terminated with respect to the optionee and are immediately returned to the plan and made available for future grant as of the effective date of termination of employment. Moreover, generally 90 calendar days following such cessation of employment, the former employee’s vested options are cancelled with respect to the former employee (unless they were exercised during that 90 day period, which the plan permits) and the shares issuable upon exercise of those vested options are likewise returned to the plan and become available for future issuance under the plan. Unless terminated sooner, the 2000 stock incentive plan terminates on July 23, 2010.

Administration

      The compensation committee of our board of directors generally administrates the plan and generally has the power to select the employees who are to receive awards under the plan. It also interprets the plan and determines the type, number, vesting requirements (as further discussed below) and other features and conditions of an award of the options, restricted stock, stock appreciation rights or stock units granted. The compensation committee currently consists of two independent directors on our board who satisfy the requirements of Rule 16b-3 (or its successor) promulgated under the Securities Exchange Act of 1934, as amended, with respect to awards granted to our officers and directors under Section 16 of that Act. The compensation committee operates according to a written charter, the adoption of which our board of directors authorized and approved in April 2000.

Vesting

      Options issued or issuable under the plan generally vest and become exerciseable over a four-year period with 25% of the option shares vesting on the first anniversary of the date of grant and the balance of the grant vesting in 36 equal monthly installments commencing on the date one month and one year after the date of grant. Nevertheless, under the plan, the compensation committee has the authority to determine alternative vesting schedules. In addition, the plan permits the compensation committee to allow an optionee to exercise his or her options before they become vested, subject to the company’s right of repurchase over any underlying shares acquired under the unvested portion of the options. This right of repurchase would lapse at the same rate that the option would have vested had there been no early exercise. In the case of restricted stock or stock units granted under the plan, such awards would become vested, in full or in installments, upon the satisfaction of the conditions specified in the applicable agreement between us and the recipient.

      Our board, or its compensation committee to which it currently delegates administration of the plan, has the authority to amend, suspend or terminate the option plan at any time for any reason, but no such action would affect any award previously granted under the plan. Awards granted under the plan are generally not transferable by the holder, and each option and stock appreciation right is exercisable during the lifetime of the holder only or, by the holder’s guardian or legal representative. The plan provides that a stock option or a stock appreciation rights agreement under the plan may provide for accelerated exercisability in the event of the holder’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the holder’s service to us.

      In the case of restricted stock and stock units issuable under the plan, unless the plan administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable after the purchaser’s employment or other service relationship with us has ended for any reason, including his or her death or disability. Each award of restricted stock and stock units would be granted pursuant to an agreement between us and the participant, and would vest in full or in installments in accordance with the respective agreement, which may provide for acceleration upon the occurrence of certain events. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement would be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option would lapse at a rate determined by the administrator.

Stock Option Exercise Prices

      The exercise price of all incentive stock options and non-statutory stock options granted to non-employee directors must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of other non-statutory stock options and stock purchase rights granted under the option plan is determined by the administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (Code), the exercise price must be at least equal to the fair market value of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. For purposes of determining such fair market value, we currently use the reported closing price of our common stock at the close of regular trading hours as listed on Nasdaq. The term of all other options granted under the plan may not exceed ten years. The plan permits optionees to pay the exercise price for the options using cash, by surrendering shares of the company owned by the optionee (including shares acquired in the exercise itself and commonly referred to as a cashless or net exercise provision), by delivery to us of a full-recourse promissory note, or other means consistent with and subject to applicable laws, rules and regulations.

Modification or Assumption of Stock Options

      Within the limitations of the plan, the board or its designated committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by us or another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. Nevertheless, the modification of a stock option will not, without the consent of the optionee, alter or impair the optionee’s rights or obligations under the option.

Non-Employee Director Stock Options

      Our board is the administrator of the plan’s non-employee director grant program. Under the plan, we currently grant each non-employee director non-statutory options to purchase up to 20,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. These options terminate on the earlier to occur of the 10th anniversary of the date of grant or the date ninety (90) days after the termination of such non-employee director’s service in such capacity for any reason.

Effect of a Change in Control

      The plan provides that in the event that we are a party to a merger, reorganization or other similar corporate event, outstanding awards, other than grants to non-employee directors, shall be subject to the agreement of merger, reorganization or other similar corporate event. Such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by us if we are the surviving corporation, for accelerated vesting or for their cancellation with or without consideration. The plan administrator may determine, at the time of granting an award or thereafter, that such award shall become fully vested as to all shares subject to such award in the event that a change in control occurs with respect to us. In addition, the plan provides that options granted to non-employee directors vest altogether in the event of certain changes of control.

Protection of Optionees Against Dilution

      In the event of a subdivision of the outstanding shares of our common stock, a declaration of a dividend payable in shares of our stock or payable in a form other than shares of common stock in an amount that has a material effect on the price of the shares, a reverse stock-split, a recapitalization, reorganization, merger, or other similar occurrence, the compensation committee is entitled to make such adjustments, as it in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of the rights granted under the plan. The compensation committee may do so by adjusting (i) the number of shares available for future awards, (ii) the number of shares covered by each outstanding award or (iii) the exercise price. The compensation committee did not make any adjustment to awards previously granted under the plan pursuant to this provision as a consequence of the 15 for 1 reverse stock split that our stockholders approved in September of 2002 and which became effective on October 29, 2002. As a consequence, upon the effectiveness of the reverse stock split, the exercise prices with respect to all the options that were outstanding as of such date were increased by a factor of fifteen (15) and the number of shares issuable upon exercise of options then issued and outstanding was reduced by a divisor of 15. In addition, the compensation committee determined as a consequence of the reverse stock split to reduce by a divisor of 15 both the overall size of the option plan pool as well as the number of shares that are annually added to the plan.

Federal Income Tax Consequences

      Option Grants. Options granted under our stock option plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

The optionee would recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, then a disqualifying disposition results.

Upon a qualifying disposition, the optionee would recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares would be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition would be taxable as a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we would be entitled to an income tax deduction, if otherwise available to us, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we would not be entitled to any income tax deduction.

Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee would, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee and the company would be required to satisfy certain tax withholding requirements applicable to such income.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee’s cessation of service prior to vesting in those shares, then the optionee would not recognize any taxable income at the time of exercise but would have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee would not recognize any additional income as and when the repurchase right lapses.

We would be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction would in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

      Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder would recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder would be required to satisfy the tax withholding requirements applicable to such income.

      We would be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

      Restricted Stock. The tax principles applicable to grants of restricted stock under the plan would be substantially the same as those summarized above for the exercise of non-statutory stock option grants.

Deductibility of Executive Compensation

      We anticipate that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory stock options with exercise prices equal to the fair market value of the option shares on the grant date under the stock option plan will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to our executive officers. Accordingly, all compensation deemed paid with respect to those options should remain deductible by us without limitation under Section 162(m) of the Code.

Accounting Treatment

      Under the accounting principles currently in effect, option grants made to employees and non-employee members of our board of directors under our stock option plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the company’s reported earnings. However, the fair value of those options is required to be disclosed in the notes to our consolidated financial statements, we must also disclose, in the notes to our consolidated financial statements, the pro forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis where applicable.

      Option grants or stock issuances made under the option plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

      Option grants made to non-employee consultants will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares. In addition, any options that are repriced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option and the date the option is exercised for those shares or terminates unexercised.

      Should one or more individuals be granted tandem stock appreciation rights under the option plan then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount, if any, by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

      The Financial Accounting Standards Board (FASB) has recently initiated a project to reconsider the appropriate accounting treatment for employee stock options, such as those issuable under our option plan. Accordingly, the foregoing summary of the applicable accounting treatment for stock options may substantially change in the event that FASB were to conclude that employee stock options should be valued, either as of the grant date or other appropriate measurement date, under an appropriate option valuation formula such as the Black-Scholes formula and that such value should then be charged as a direct compensation expense against our reported earnings over a designated period.

Vote Required on Proposal 3

      Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Board Recommendation

      The board recommends a vote FOR Proposal 3.

PROPOSAL 4:

Amendment of Certificate of Incorporation

      We are asking our stockholders to consider and approve an amendment to our certificate of incorporation, as it has been amended and restated to date, in order to reduce the number of authorized shares of our capital stock that can be issued. Our certificate is our underlying corporate charter and was initially filed with the Secretary of State of Delaware in April, 1996 and has since been amended and restated on several occasions.

      As a Delaware corporation, we are required to pay an annual franchise tax to The State of Delaware based on the number of our authorized shares of capital stock, regardless of the number of shares of stock that are actually issued and outstanding at the time the fee is calculated. Our certificate currently authorizes the issuances of up to 350 million shares of common stock and 15 million shares of preferred stock. Of this allowable amount, there are currently only 7,067,019 shares of common stock that are issued and outstanding and 6,942 shares of preferred stock that are issued and outstanding. If all the shares of preferred stock that are currently issued and outstanding were converted into common stock, and all the currently issued and outstanding stock options and warrant securities were exercised, in each case on or about the date of this proxy statement, we would have approximately 23 million shares of common stock issued and outstanding. In addition, if our stockholders approve Proposal 3 discussed earlier in this annual proxy statement, and all the options available for grant under our stock option plan were granted and subsequently exercised, we would have approximately 28 million shares of common stock issued and outstanding. In September of 2002, the stockholders approved a reverse stock split of our issued and outstanding shares of common stock which the board ultimately fixed at 15 for 1 and which became effective on October 29, 2002. This had the effect of combining every 15 issued and outstanding shares of common stock into 1 issued and outstanding share of common stock. However, the reverse stock split did not effect the number of authorized shares of our capital stock.

      Our board believes that it would be in the best interests of stockholders to reduce the number of authorized shares of our capital stock to a level that would both reduce the dollar amount of the annual fees we have to pay to The State of Delaware, yet continue to provide the board with the ability to approve issuances of capital stock from time to time that it deems advisable and in the best interests of our stockholders. Therefore, on May 7, 2003, our board approved, subject to stockholder approval at our 2003 annual meeting of stockholders, an amendment to our certificate of incorporation as amended and restated to date which would decrease the authorized number of shares of common stock from 350 million (350,000,000) to 50 million (50,000,000) and decrease the authorized number of shares of preferred stock from 15 million (15,000,000) to 2 million (2,000,000). The amendment of our certificate of incorporation will be formally implemented, assuming approval by the stockholders at the annual meeting, by its filing with the Secretary of State of Delaware. The form of the amendment is attached to this proxy statement as Appendix A.

Vote Required on Proposal 4

      Approval of this proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock and preferred stock, voting together as a single class, that are entitled to vote at the annual meeting and that are present in person or by proxy at the annual meeting.

Board Recommendation

      The board recommends a vote FOR Proposal 4.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

      The following table sets forth certain current information with respect to our executive officers:

Name	Age	Position with the Company

Peter V. Leparulo	44	Director and Chief Executive Officer
Melvin L. Flowers	50	Senior Vice President, Finance, Chief Financial Officer and Secretary

      The following is a biographical summary of the experience of the executive officers of the Company:

      Peter V. Leparulo. Please see Proposal 1 contained earlier in this annual proxy statement for a summary of Mr. Leparulo’s experience.

      Melvin L. Flowers has served as our senior vice president, finance and chief financial officer since August 2000 and our corporate secretary since April 2000. Prior to that time, he served as vice president of finance and chief financial officer since joining our company in February 2000. Prior to his employment with Novatel Wireless, Mr. Flowers served as a vice president and chief financial officer of KNC Software, LLC, an Internet software company, from July 1999 until November 1999. Prior to joining KNC Software, Mr. Flowers served as a vice president and the chief financial officer of Microwave dB from November 1998 until June 1999. Prior to joining Microwave, Mr. Flowers served as the chief financial officer and vice president of finance of ACT Networks, Inc., a network access device manufacturer, from July 1993 to October 1998. Previously, Mr. Flowers served as president and chief financial officer of Pacific Earth Resources, an ornamental horticultural company, and as vice president and chief financial officer of Spectramed, Inc., a medical device manufacturing company. Mr. Flowers received a Bachelor of Science degree in Accounting from Northern Illinois University.

EXECUTIVE OFFICER COMPENSATION

      The following table sets forth the salary, bonus and other compensation paid for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 with respect to our chief executive officer, each of our other four most highly compensated executive officers and one former executive officer for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of the fiscal year ended December 31, 2002 (Named Executive Officers). We have entered into employment-related arrangements with some of our executive officers, as described below. See “Employment Arrangements.”

Summary Compensation Table

							Long-Term
							Compensation
		Annual Compensation
							Securities
						Other	Underlying
						Annual	Options
	Year	Salary		Bonus(1)		Compensation	Granted

Peter V. Leparulo(2)	2002	$230,000		$—		$109,541 (3)	55,331
Chief Executive Officer	2001	230,000		28,750		27,244	—
	2000	64,496		—		25,000	40,000
John E. Major(4)	2002	325,000		—		—	182,380
Chairman of the Board	2001	325,000		81,250		—	—
and Chief Executive Officer	2000	142,920		135,998		—	202,435
Bruce Gray(5)	2002	—		—		—	—
Senior Vice President,	2001	286,865		196,727	(6)	—	—
Sales and Marketing	2000	157,355		149,827	(7)	—	22,000
Ambrose Tam(8)	2002	212,808	(9)	25,868	(9)	18,920	26,665
President, Chief Operating Officer	2001	139,742	(10)	26,250	(10)	18,975	—
and Chief Technology Officer	2000	145,946	(11)	47,329	(11)	16,789	14,999
Melvin L. Flowers	2002	227,500		—		—	55,330
Senior Vice President, Finance	2001	200,000		26,250		—	—
Chief Financial Officer and	2000	150,039		79,928		41,457 (3)	40,000
Secretary
Ronald J. Plachno(12)	2002	82,503		—		—	26,666
Senior Vice President, Operations	2001	213,487		23,000		46,140	—
	2000	—		—		—	40,000

(1)	Unless otherwise noted, the amount for any year represents the amount earned in that year, whether or not paid in a subsequent year. The amount of any bonus was determined by the compensation committee of the board of directors.

(2)	Mr. Leparulo commenced serving as our chief executive officer as of January 13, 2003. Prior to January 13, 2003, he was senior vice president, general manager, CDMA Operations.

(3)	Represents relocation and temporary living expenses which we paid in 2002 and 2000, respectively.

(4)	Mr. Major ceased serving as our chief executive officer as of January 13, 2003.

(5)	Mr. Gray ceased serving as our senior vice president, sales and marketing as of August 17, 2001.

(6)	Represents commissions on sales earned in fiscal year 2001.

(7)	Represents commissions on sales earned in fiscal year 2000.

(8)	Mr. Tam ceased serving as our president, chief operating officer and chief technology officer as of October 31, 2002. Under the terms of Mr. Tam’s employment agreement, Mr. Tam is entitled to receive (Canadian) $250,000 as severance, half of which we paid to him upon his departure and the balance of which we paid in two installments, which occurred on April 30, 2003 and May 15, 2003.

(9)	Mr. Tam’s salary compensation in 2002 was (Canadian) $205,550 and his bonus compensation was (Canadian) $28,750. The amount shown reflects the U.S. dollar equivalents translated using a weighted average of the daily Noon buying Rate of (Canadian) $1.57 per (US) $1.00 in 2002, computed using the Noon Buying Rate as of the first of each month in 2002 and at December 31, 2002.

(10)	Mr. Tam’s annual salary compensation in 2001 was (Canadian) $216,600 and his annual bonus compensation was (Canadian) $40,613. The amount shown reflects the U.S. dollar equivalents translated using a weighted average of the daily Noon Buying Rate of (Canadian) $1.55 per (US)$1.00 in 2001, computed using the Noon Buying Rate as of the first of each month in 2001 and at December 31, 2001.

(11)	Mr. Tam’s annual salary compensation in 2000 was (Canadian) $216,000 and his annual bonus compensation was (Canadian) $70,048. The amount shown reflects the U.S. dollar equivalents translated using a weighted average of the daily Noon Buying Rate of (Canadian) $1.48 per (US)$1.00 in 2000, computed using the Noon Buying Rate as of the first of each month in 2000 and at December 31, 2000.

(12)	Mr. Plachno ceased serving as our senior vice president, operations, as of March 1, 2002 and in connection with his departure we agreed to grant Mr. Plachno three months’ salary continuation which in the aggregate amounted to $50,000.

Option Grants in Last Fiscal Year

      We granted a total of 346,374 stock options to the below Named Executive Officers during the fiscal year ended December 31, 2002. In 2002, we granted options to purchase up to a total of 230,792 shares of common stock to other employees, directors and consultants at exercise prices equal to the fair market value of the common stock on the date of grant, as quoted on The Nasdaq National Market.

Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

      The Named Executives Officers did not exercise any stock options during the year ended December 31, 2002. The following table sets forth certain information concerning unexercised options held by the Named Executive Officers at December 31, 2002.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at		Options at
	December 31, 2002		December 31, 2002

	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter V. Leparulo	22,500	72,831	—	—
John E. Major(1)	161,946	222,869	—	—
Bruce Gray(2)	—	—	—	—
Ambrose Tam(3)	13,500	34,164	—	—
Melvin L. Flowers	26,245	69,085	—	—
Ronald Plachno(4)	19,167	—	—	—

(1)	Mr. Major ceased serving as our chief executive officer as of January 13, 2003. As a consequence, unvested and unexercisable options to purchase up to 222,869 shares of common stock then held by Mr. Major were cancelled on January 13, 2003 and vested and exercisable options to purchase up to 161,946 shares of common stock were cancelled on April 13, 2003.

(2)	Mr. Gray ceased serving as our senior vice president, sales and marketing as of August 17, 2001. Mr. Gray’s options to purchase 22,000 shares of the common stock were cancelled as of January 29, 2002.

(3)	Mr. Tam ceased serving as our president, chief operating officer and chief technology officer as of October 31, 2002. As a consequence, unvested and unexercisable options to purchase up to 34,164 shares of common stock then held by Mr. Tam were cancelled on October 31, 2002 and vested and exercisable options to purchase up to 13,500 shares were cancelled on January 28, 2003.

(4)	Mr. Plachno ceased serving as our senior vice president, operations as of March 1, 2002. Mr. Plachno’s 47,499 unexercisble options were cancelled as of December 31, 2002. Mr. Plachno’s 19,167 exercisable options were cancelled as of March 1, 2003.

      The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the fair market value of our common stock including such options (calculated using the closing sales price of our common stock on December 31, 2002 of $0.97 as reported on Nasdaq).

Equity Compensation Plan Information

		(a)	(b)	(c)
Weighted-
			average exercise	Number of securities
		Number of securities	price of	remaining available for future
		to be issued upon	outstanding	issuance under equity
		exercise of	options,	compensation plans
		outstanding options,	warrants and	(excluding securities reflected
Plan category	Name of Plan	warrants and rights	rights	in column (a)

Equity compensation plans approved by security holders	The Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan	975,483	$39.96	201,774
Equity compensation plans not approved by security holders	None	0	0	0
Total		975,483	$39.96	201,774

(a)	Our Stockholders approved our amended and restated 2000 Stock Incentive Plan in September 2000 immediately prior to our initial public offering in November 2000. The amounts included in this table include options to purchase shares of our common stock that we issued under our amended and restated 1997 Employee Stock Option Plan further grants under which were terminated on November 15, 2000.

(c)	On the first day of each fiscal year while the plan is in effect, shares available for issuance under the plan are added to the plan equal to the lesser of (i) 100,000 shares, (ii) three percent of the shares of our common stock outstanding in the last day of the prior fiscal year, or (iii) such lesser number of shares as our board may determine in its sole discretion.

Employee Stock Purchase Plan

      Our 2000 employee stock purchase plan (2000 purchase plan) was adopted by our board of directors on July 24, 2000 and was approved by our stockholders in September 2000. The plan became effective upon our initial public offering on November 15, 2000 and we filed a copy of the plan as an exhibit to our registration statement filed with the SEC in connection with our initial public offering. Currently a total of 47,170 shares of our common stock are reserved for issuance under the 2000 purchase plan. In addition, beginning with our first fiscal year beginning after the first day of each fiscal year while the plan is in effect, shares are added to the 2000 purchase plan equal to the lesser of (a) 0.5% of the outstanding shares of our common stock on the last day of the prior fiscal year, (b) 18,000 shares, or (c) such lesser number of shares as may be determined by our board in its sole discretion.

      Under the 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, our board of directors may determine the duration and frequency of stock purchase periods. The plan generally operates using consecutive, overlapping, twenty-four month offering periods. Each offering period includes four approximately six-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year.

      Employees of our company or of any designated subsidiary of ours are eligible to participate. However, no employee may be granted an opportunity to purchase stock under the 2000 purchase plan if immediately after the grant, he or she would own stock processing 5% or more of the total combined voting power or value of all classes of our capital stock.

      The 2000 purchase plan permits participants to purchase shares of our common stock through payroll deductions of up to 10% of their total annual compensation. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 purchase plan is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants are withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and, if they elect to do so, are paid their accumulated payroll deductions to date. Participation in the 2000 purchase plan ends automatically upon termination of employment with us.

      Rights granted under the 2000 purchase plan are not transferable by a participant other than upon his or her death or by a special determination by the plan administrator. Each outstanding option under the 2000 purchase plan will be subject to the acquisition agreement in the event we merge with or into another corporation or sell substantially all of our assets.

      Our board of directors has the authority to amend or terminate the 2000 purchase plan at any time for any reason. Unless earlier terminated by our board of directors, the 2000 purchase plan will terminate automatically 10 years from its effective date. In January 2001, we filed a registration statement with the SEC covering the shares purchased under the 2000 purchase plan pursuant to which employees are able to resell these shares.

401(k) Plan

      Our 401(k) plan covers employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) plan by employees or by us, and the investment earnings on these contributions, are not taxable to employees until withdrawn from the 401(k) plan. Further, contributions by us, if any, will be deductible by us when made. Employees may elect to contribute up to 15% of their current annual compensation to the 401(k) plan up to the statutorily prescribed annual limit. The 401(k) plan does not currently permit, but may in the future be amended to permit, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan.

Employment Arrangements

      In May 2001, we entered into management retention agreements with our named executive officers at the time. The agreements entitle those employees to enumerated severance benefits if, within 24 months following a change of control (or at the direction of an acquirer in anticipation of such an event), we were to terminate the employee’s employment other than for cause or disability or the employee terminates his employment with us for good reason. These severance benefits include a payment of two times the sum of the employee’s annual base salary then in effect and the applicable targeted annual bonus, continued employee benefits, full acceleration of vesting of the employee’s stock options, a tax equalization payment to eliminate the effects of any applicable excise tax, and the issuance to the employee of an option to purchase additional shares of the our common stock. As a condition of the March 12, 2003 financing transaction which the Company announced on March 13, 2003 and which our stockholders approved at a special meeting of stockholders held on May 2, 2003, we terminated the management retention agreements by mutual agreement with those individuals whom we employed at the time who were party to those agreements.

      Effective January 13, 2003, our then chief executive officer resigned his employment with us. His employment agreement with us provides that in the event that we were to terminate his employment without cause, or in the event he were to terminate his employment with us because we materially breached the terms of his employment agreement or because a change of control occurs, he would then be entitled to receive in a lump sum payment an amount equal to his annual base salary then in effect and all unvested options would immediately vest and become exercisable. He would then also be entitled to a bonus equal to the amount of the bonus he had earned as of the date of his termination of employment as well as to the continuation of certain employee benefits according to the terms of existing company plans. Under the agreement, if we were to terminate his employment for cause, or if he were to terminate his employment without good reason, he would be entitled to receive severance and other benefits only as may then be established under our existing severance and benefit plans and policies at the time of such termination. We are currently evaluating the amounts that might be owed to him under the terms of his employment agreement and we have not made any payments to him since, or as a consequence of, his resignation under any of these agreements.

      Effective October 31, 2002, Ambrose Tam resigned his employment with us as our president, chief operating officer and chief technology officer. Under the terms of Mr. Tam’s employment agreement Mr. Tam was entitled to receive from us, as a consequence of his resignation, Canadian $250,000 in two equal installments, the first of which occurred on October 31, 2002 and the second of which Mr. Tam is entitled to receive six months thereafter. In addition, Mr. Tam is entitled to continued participation in his employee benefit package for the 12-month period following his resignation. As of the date of this proxy statement, we have satisfied our severance payment obligations due to Mr. Tam.

      At a board meeting held on May 7, 2003, our board, meeting in executive session, authorized and approved a potential performance bonus for our chief executive officer, Mr. Leparulo, payable following the end of fiscal 2003 in the event that we succeed in reaching certain performance milestones. The potential bonus would be payable in an amount equal to 100% of Mr. Leparulo’s base annual salary then in effect. Mr. Leparulo’s annual base salary is currently $196,000.

      We also have employment arrangements with 2 other key employees providing for four months salary payable in the form of salary continuation, in the event we terminate either employee’s employment with us without cause.

Compensation Committee Interlocks and Insider Participation

      The compensation committee of our board of directors during the fiscal year ended December 31, 2002 was comprised of Messrs. Rossi and Lim. There are no compensation committee interlocks and none of our employees is a member of our compensation committee.

Report of the Compensation Committee on Executive Compensation

Role of the Compensation Committee

      The compensation committee of the board is responsible for:

•	establishing and reviewing the general compensation policies applicable to our chief executive officer and other executive officers of ours;

•	reviewing the appropriate level of compensation of the chief executive officer and other executive officers of ours;

•	reviewing regional and industry-wide compensation practices and trades in order to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; and

•	administering our stock compensation plans, including the determination of employees and parties who are to receive grants of stock or stock options and the terms of the grants.

              General Policies Regarding Compensation of Executive Officers

      In establishing compensation for executive offices, the compensation committee seeks to:

•	attract and retain individuals of superior ability and managerial talent;

•	motivate individuals for the achievement of our business objectives; and

•	align the goals of our executive officers with those of our stockholders.

      To these ends, our executive compensation package consists of a fixed base salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards. Compensation for each executive officer is weighted towards the variable components in order to ensure that total compensation reflects the overall success or failure by us and the executive to meet the appropriate performance measures.

      Base Salary. The compensation committee establishes salary levels of executive officers after a review of the compensation of executives with comparable responsibility at companies that our compensation committee deems to be similarly situated to us. The compensation committee generally compares our performance with that of other companies in the same industry.

      Annual Bonus. Our annual bonus plan promotes our pay for performance philosophy. We base the amount of each executive officer’s annual bonus on a combination of three performance factors:

•	overall corporate performance;

•	departmental performance; and

•	individual achievements and performance.

      We measured department goals on specific departmental strategic and operational objectives. We assessed individual performance measures in a subjective manner based upon each individual’s annual goals as established each year during.

      Long-Term Incentive Compensation. The compensation committee recognizes that, while the bonus program provides awards for positive short-term and mid-term performance, the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the value of our common stock through the granting of stock based incentives. Stock-based incentives constitute the long-term portion of our executive compensation package. Stock options and restricted stock granted at 100% of the stock’s fair market value on the grant date provide an incentive for executives to increase the value of our stock price and, therefore, the return to the our stockholders. In granting stock-based awards, the compensation committee takes into account such factors as it determines to be appropriate under the circumstances, including without limitation the extent of an executive’s equity ownership in Novatel Wireless and the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitor firms.

      Chief Executive Officer Compensation. The compensation committee determined the compensation of John E. Major for our fiscal year ended December 31, 2002 in accordance with the criteria discussed above. In determining the total amount of cash compensation paid to Mr. Major, the compensation committee evaluated, among other things, the following:

•	our performance for the year ended December 31, 2002 as compared to other comparable companies engaged in activities similar to those in which we are engaged; and

•	the current economic environment of the wireless data communications industry.

      Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain of our executives officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the chief executive officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The compensation committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the compensation committee will balance the costs and burdens involved in such compliance against the value to Novatel Wireless and its stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

      Submitted on May 16, 2003 by the members of the compensation committee of the Board.

Mark Rossi
Peng K. Lim

Report of the Audit Committee

      The audit committee of the board is comprised of three Independent Directors as required by the listing standards of the Nasdaq Stock Market. The audit committee operates pursuant to a written charter adopted by the board, a copy of which was attached to the proxy statement for the 2001 annual meeting of stockholders.

      The role of the audit committee is to oversee the financial reporting process of Novatel Wireless on behalf of the board. The audit committee reviews and supervises the financial controls, including the selection of Novatel Wireless’ independent public accountants, reviews the books and accounts, meets with Novatel Wireless officers regarding the financial controls, acts upon recommendations of the Novatel Wireless independent public accountants and takes further actions as the audit committee deems necessary to complete an audit of the company’s books and accounts. Novatel Wireless management has the primary responsibility for Novatel Wireless’ financial statements as well as its financial reporting process, accounting principles and internal controls. The independent public accountants that Novatel Wireless has retained are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

      In this context, the audit committee has reviewed and discussed the audited financial statements of Novatel Wireless as of and for the year ended December 31, 2002 with management and with the independent public accountants. The audit committee has discussed with our independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with audit committees, as currently in effect. In addition, the audit committee has received the written disclosures and the letter from Novatel Wireless’ independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), as currently in effect, and it has discussed with the those independent public accountants their independence from Novatel Wireless. The audit committee has also considered whether the independent accountants’ provision of non-audit services to the Novatel Wireless is compatible with maintaining the independent public accountants’ independence.

      While one or more of the members of the audit committee possess the financial sophistication required by Nasdaq, none of them is engaged in the accounting or auditing profession and, consequently, none is an expert in matters involving auditing or accounting. In the performance of their oversight function, the members of the audit committee necessarily relied upon the information, opinions, reports and statements presented to them by Novatel Wireless management and by Novatel Wireless’ independent public accountants. As a result, the audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, accounting principles and internal controls, that Novatel Wireless’ financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Novatel Wireless’ independent public accountants meet the applicable standards for independent public accountants independence.

      Based on the reports and discussions described above, the audit committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

      Submitted on May 16, 2003 by the members of the audit committee of the board.

Robert Getz
Mark Rossi
Steven Sherman

INFORMATION REGARDING CHANGE OF INDEPENDENT AUDITORS

      On July 17, 2002, our board upon recommendation of its audit committee, decided not to engage Arthur Andersen LLP as the principal public auditors for Novatel Wireless and engaged KPMG LLP to serve as our principal public auditors for fiscal year 2002.

      Andersen’s reports on the consolidated financial statements of Novatel Wireless and its subsidiaries for the two most recent fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During Novatel Wireless’ two most recent fiscal years ended December 31, 2001 and the subsequent interim period through July 17, 2002, there were no disagreements between Novatel Wireless and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K established by the SEC.

      After reasonable efforts, Novatel Wireless was not able to obtain a letter from Andersen regarding the paragraphs above as Andersen no longer has the ability to provide such letters.

      During our two most recent fiscal years ended December 31, 2001 and the subsequent interim period through July 17, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

FEE DISCLOSURE

Fees Billed by Independent Public Auditors

      The fees billed by KPMG LLP, our independent public auditors, for the fiscal year ended December 31, 2002 are as follows:

Fees Paid

Annual audit Fees(1)	$177,600
Financial Information Systems Design and Implementation Fees(2)	—
All Other Fees(3)	$6,800

(1)	Includes the aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements and quarterly reviews in accordance with Statements on Auditing Standards No. 71 for the fiscal year ended December 31, 2002.

(2)	No fees were billed during the year ended December 31, 2002 for professional services for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X.

(3)	Includes the aggregate fees billed for all services rendered by KPMG LLP other than fees for the services which must be reported under “audit Fees” and “Financial Information Systems Design and Implementation Fees,” during the 2002 fiscal year.

The audit committee has determined that the rendering of the non-audit services by KPMG is compatible with maintaining the auditor’s independence.

PERFORMANCE GRAPH

      As a part of the disclosure requirements with respect to executive compensation, we are required to present a chart comparing the yearly percentage change in the cumulative total stockholder return on our common stock over a five-year period. However, since our common stock has been publicly traded only since November 16, 2000, such information is provided from that date through December 31, 2002.

      The following graph compares the change in our cumulative stockholder return on our shares of common stock to the cumulative total return of the broad Nasdaq Stock Market and the Dow Jones Technology Sector Index from November 16, 2000, the date on which our common stock commenced trading on Nasdaq, to December 31, 2002. The graph assumes the investment of $100 in each of Novatel Wireless, the Nasdaq Market and the Dow Jones Technology Index on November 16, 2000, and as required by the SEC, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

Comparison of Cumulative Total Return on Investment Since November 16, 2000

(Performance Graph)

		Nasdaq Stock Market	Dow Jones Technology
	Novatel Wireless, Inc.	(U.S.)	Sector

11/16/2000	100	100	100
12/29/2000	143.5	81.61	76.96
12/28/2001	15.08	65.65	56.16
12/27/2002	11.02	44.54	34.25

	11/16/00	12/29/00	12/28/01	12/27/02

Novatel Wireless, Inc.	100.00	143.5	15.08	11.02
Nasdaq Stock Market (U.S.)	100.00	81.61	65.65	44.54
Dow Jones Technology Sector	100.00	76.96	56.16	34.25

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information as of April 15, 2003 with respect to the beneficial ownership of our common stock, by (i) each person who, to our knowledge, beneficially owned more than 5% of the common stock, (ii) each of our directors (iii) the Named Executive Officers and (iv) all our executive officers and directors as a group.

      Each stockholder’s percentage ownership in the following table is based on the number of shares of common stock and Series A stock issued and outstanding as of April 15, 2003. As of April 15, 2003, there were 7,001,194 shares of common stock and 3,675 shares of Series A stock issued and outstanding. For purposes of calculating each stockholder’s percentage ownership, all options and other securities exercisable or convertible into common stock, within 60 days of April 15, 2003 held by the particular stockholder are treated as outstanding shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to such shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

	Number of Shares
	Beneficially Owned		Percentage of Class

		Series A		Series A
Name of Beneficial Owner(1)	Common	Preferred	Common	Preferred

Cornerstone Equity Investors LLC	856,994(2)	—	12.24%	—
717 Fifth Avenue, Suite 1100
New York, NY 10022
Robert Getz	859,216(3)	—	12.27	—
Mark Rossi	859,216(3)	—	12.27	—
Entities affiliated with GSM Capital Limited Partnership	450,009(4)	—	6.42	—
Lynnfield Woods Office Park
210 Broadway, Suite 101
Lynnfield, MA 01949
Steven Sherman	317,342(5)	—	4.53	—
Entities affiliated with Ventures West Capital Limited	154,677(6)	1,150	2.21	31.30
1285 West Pender Street, Suite 280
Vancouver, BC CANADA V6E 4B1
Aether Systems, Inc.	449,313(7)	—	6.42	—
11460 Cronridge Drive
Owings Mills, MD
David S. Oros	455,248(8)	—	6.50	—
Entities affiliated with Pequot Capital	38,961(9)	1,500	*	40.82
500 Nyala Farm Road
Westport, CT
GMN Investors II L.P.	39,294(10)	750	*	20.41
Gemini Investors
20 William Street
Wellesley, MA
Peng K. Lim	3,000(11)	—	*	—
John E. Major	32,305(12)	—	*	—
Daniel Pittard	—(13)	—	*	—
Peter V. Leparulo	65,198(14)	—	*	—
Melvin L. Flowers	65,993(15)	—	*	—
All directors and executive officers as a group (9 persons)	1,798,302	—	25.69	—

*	Represents less than one percent of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the principal address for each of the persons listed is c/o Novatel Wireless, Inc., 9255 Towne Centre Drive, Suite 225, San Diego, CA 92121.

(2)	Represents 695,536 shares of common stock and warrants to purchase 161,458 shares of common stock.

(3)	Represents 695,536 shares of common stock and warrants to purchase 161,458 shares of common stock. Robert Getz and Mark Rossi, two of our directors, are each managing directors of Cornerstone Equity Investors, LLC. Cornerstone Equity Investors IV, L.P., the record holder of these securities, is an investment fund whose managing general partner is Cornerstone Equity Investors, LLC. Robert Getz and Mark Rossi hold voting and investment control over these securities and each disclaims beneficial ownership of these securities except to the extent of his respective pecuniary interest. In addition, each of Messrs. Getz and Rossi hold beneficially and of record options to purchase 2,222 shares of common stock which are vested and immediately exercisable.

(4)	Represents 298,839 shares of common stock and warrants to purchase 151,170 shares of common stock. H.H. Haight, one of our former directors, holds voting and investment control over these securities and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(5)	Represents 228,920 shares of common stock, warrants to purchase 8,802 shares of common stock and options to purchase 8,222 shares of common stock which are vested and immediately exercisable. Also includes 30,000, 13,333, 7,000, 6,666 and 14,399 shares of common stock held of record respectively by MRM Life Ltd., Southpoint Consolidated Limited Partnership, Sherman Capital Group LLC, Roberta Sherman and Sherman Family Foundation. Mr. Sherman, one of the Company’s directors, holds voting and investment control over the securities held by MRM Securities Limited, Southpoint Consolidated Limited Partnership, Sherman Capital Group LLC and Roberta Sherman. Mr. Sherman is the sole general partner of Sherman Family Foundation. Mr. Sherman disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(6)	Represents 46,698 shares of common stock, warrants to purchase 107,979 shares of common stock and 1,150 shares of Series A preferred stock.

(7)	Represents 325,015 shares of common stock and warrants to purchase 124,298 shares of common stock.

(8)	Represents 325,015 shares of common stock and warrants to purchase 124,298 shares of common stock held of record by Aether Capital LLC. Mr. Oros, a Novatel Wireless director, serves as chairman and chief executive officer of Aether Systems, Inc., which is the sole member of Aether Capital, LLC. The board of directors of Aether Systems, Inc. holds voting and investment control over these securities. Mr. Oros disclaims beneficial ownership of these securities except to the extent of his pecuniary interest. Also represents 2,444 shares of common stock, warrants to purchase 1,269 shares of common stock, and options to purchase 2,222 shares of common stock which are vested and immediately exercisable in each case held of record by Mr. Oros.

(9)	Represents 1,500 shares of Series A preferred stock and warrants to purchase 38,961 shares of common stock.

(10)	Represents 750 shares of Series A preferred stock and warrants to purchase 38,544 shares of common stock.

(11)	Represents options to purchase 3,000 shares of common stock which are vested and immediately exercisable. Mr. Lim is a Novatel Wireless director.

(12)	Represents 25,812 shares of common stock and warrants to purchase 6,493 shares of common stock. Mr. Major resigned as a director on May 2, 2003.

(13)	Mr. Pittard is a Novatel Wireless director and currently has no options which are vested and immediately exercisable.

(14)	Represents 1,103 shares of common stock, warrants to purchase 57 shares of common stock and options to purchase 64,038 shares of common stock which are vested and immediately exercisable. Mr. Leparulo is our chief executive officer.

(15)	Represents 196 shares of common stock and options to purchase 65,797 shares of common stock which are vested and immediately exercisable. Mr. Flowers is our senior vice president, finance, chief financial officer and secretary.

Certain Related Relationships and Related Transactions

      The following is a summary of all transactions since January 1, 2002 to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any executive officer, director, any stockholder that we know beneficially holds more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

      Series B Financing. In March of 2003, we entered into a series of agreements with a group of investors in connection with the private placement of $3.25 million of convertible debt and convertible equity securities and common stock purchase warrants and the issuance of up to $3.505 million of equity securities in satisfaction of outstanding third-party obligations. The initial conversion price per share and exercise price per share of the applicable equity securities is $0.70. As a result of these agreements (together, the Transaction), we completed or agreed to complete subject to stockholder approval (which we received on May 2, 2003), the following transactions

1. We issued (i) $1.2 million aggregate principal amount of secured subordinated convertible promissory notes for cash, convertible subject to stockholder approval into newly authorized Series B convertible preferred stock (Series B Stock) and common stock, and (ii) warrants to purchase an aggregate of 857,143 shares of common stock.

2. We agreed to issue (i) 2,050 additional shares of such Series B Stock for $2.05 million in cash and (ii) warrants to purchase an aggregate of 1,983,929 shares of common stock

3. We agreed to issue $3.505 million aggregate principal amount of secured subordinated convertible promissory notes (the Sanmina Notes) to the Investors in satisfaction of currently outstanding indebtedness of the Company which the investors agreed to purchase from one of our creditors and subsequently issue up to $3.505 million of additional shares of Series B Stock in repayment of those notes.

      Cornerstone Equity Investors IV, L.P. (Fund IV), one of the investors, is an investment fund whose managing general partner is Cornerstone Equity Investors, LLC. Robert Getz and Mark Rossi, two of our directors, are each managing directors of Cornerstone Equity Investors, LLC, and as of March 12, 2003 Fund IV was the record holder of more than 5% of our common stock. Pursuant to the terms of the Transaction, Fund IV purchased $200,000 of the Initial Notes and received warrants to purchase 142,857 shares of common stock and it agreed to purchase, subject to certain terms and conditions, $341,667 of Series B Stock, $458,333 of the Sanmina Notes and to receive warrants to purchase 285,714 shares of common stock.

      Peter V. Leparulo, one of the investors, is our chief executive officer and held that position when we completed the first tranche of the Transaction on March 12, 2003. Pursuant to the terms of the Transaction, Mr. Leparulo purchased $10,000 of the Initial Notes and received warrants to purchase 7,142 shares of common stock and agreed to purchase, subject to certain terms and conditions, $17,083 of Series B Stock, $22,917 of the Sanmina Notes and to receive warrants to purchase 14,285 shares of common stock.

      Airlink Communications, Inc. We sell products to Airlink Communications, Inc., a wireless software infrastructure business, which integrates our modems into their products. Airlink’s chairman of the board and its principal stockholder, Steven Sherman, is also a member of our board of directors and one of our stockholders. Sales to Airlink were $47,000 and $1,746,000 for the year ended December 31, 2002 and 2001, respectively. Receivables from Airlink amounted to $276,000 and $778,000 as of December 31, 2002 and 2001, respectively. In May 2001, we and Airlink entered into a $1.6 million secured promissory note agreement for the payment of products sold to Airlink. The first payment of $300,000, plus accrued interest was paid by Airlink on September 1, 2001, and the remaining principal balance, plus accrued interest, was due in eight equal monthly installments with the final payment due May 1, 2002. The note accrued interest at prime plus 3% (7.25% at December 31, 2002) and was secured by all of Airlink’s assets. Mr. Sherman has personally guaranteed payment to us of amounts evidenced by the note. We have sold similar products to other parties at unit prices similar to those under our arrangement with Airlink.

      In September 2001, we entered into a second agreement with Airlink for the payment of $1.1 million for additional products shipped to Airlink during September 2001. In December 2001, Airlink returned $750,000 of the products shipped to Airlink during September 2001. At December 31, 2002 and 2001, the receivable from Airlink under this agreement was $375,000 and $393,000, respectively, which includes accrued interest. In accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” we will record revenue under this agreement when the collection of the receivable becomes reasonably assured. No revenues were recorded pursuant to this agreement in 2001 or 2002.

      During the first quarter of 2002, Airlink became delinquent in making scheduled payments under the terms of the above agreements and after substantial negotiations and evaluating various collection alternatives, in May, 2002, we and Airlink entered into an agreement which terminated and combined the two previous separate agreements into one secured promissory note for approximately $950,000 which is secured by substantially all of Airlink’s assets. Consistent with the previous notes, Mr. Sherman has also personally guaranteed payment to us of amounts evidenced by this promissory note. The terms of this note provided for Airlink to pay us a first payment of $70,000 in June 2002, which was paid, as well as a specified percent of Airlink’s gross monthly cash receipts. The outstanding balance of the note at December 31, 2002 was $650,000. The note accrues interest at prime plus 3% (7.25% at December 31, 2002). Airlink is also delinquent in making scheduled payments under this agreement and we are evaluating our legal remedies under the terms of this agreement. In January 2003, the Company sent the guarantor demand letters requesting immediate payment under the personal guarantee. We intend to enforce our rights under the personal guarantee. No payment has been received to date. We have sold to Airlink on a prepayment basis, product worth approximately $7,000 during the period January 1, 2003 to March 26, 2003. During 2002, Mr. Sherman performed certain consulting services for us and was paid $55,000.

      Aether Capital, LLC. On June 30, 2000, Aether Capital, LLC, purchased $20 million of our Series D convertible preferred stock. Aether Capital, LLC is the investment arm of Aether Systems, Inc., which is the sole member of Aether Capital, LLC. David S. Oros, one of our directors, who joined our board in July 2000, serves as chairman, chief executive officer and president of Aether Systems, Inc. Mr. Oros was also a director of OmniSky Corporation, in which Aether Systems, Inc. was an investor. As a result of this capital transaction, OmniSky Corporation, a one-time significant customer, became a related party and we commenced recording sales to OmniSky as “Revenue-Related Parties” in the third quarter of 2000. Sales to OmniSky amounted to $1,901,000 for the year ended December 31, 2001. Receivables from OmniSky Corporation amounted to $44,000 and $143,000 as of December 31, 2002 and 2001, respectively, which has been fully reserved, as a result of OmniSky’s December 2001 filing for Bankruptcy protection. As part of this settlement, we received a payment of $99,000 during 2002.

      In December 2001, we entered into a software license, maintenance and support agreement with Aether Systems, Inc. Under this agreement, we purchased a software license from Aether for $870,000 and a one-year maintenance and support service agreement for $130,000. During 2002, we paid $950,000 under this agreement and the remaining $50,000 is included in “Accounts Payable” at December 31, 2002 and is payable in 2003. Simultaneously with this license agreement, Aether Capital LLC, of which Aether Systems is the managing member, purchased 3,000 shares of our Series A preferred stock for a purchase price of $3.0 million and received warrants to purchase up to 77,922 shares of our common stock at an exercise price of $18 per share. The terms and conditions of this investment by Aether were identical to those of other investors purchased shares of our Series A preferred stock in December 2001. In the fourth quarter of 2002, we decided not to pursue further development of the technology related to this license, and accordingly, an impairment charge of $870,000 was recorded.

      Q-Support. We contracted with an entity to provide technical support services for us at the rate of $16,000 per month through June 30, 2002. Our former chairman and chief executive officer was a board member and an option holder of this entity during the time the we were a party to the support services agreement with Q-Support. We paid Q-Support during the years ended December 31, 2002 and 2001 $96,000 and $62,000, respectively. Our relationship with Q-Support has been terminated.

      Centurion Wireless Technologies, Inc. During 2001, we made payments of approximately $169,000 to Centurion Wireless Technologies, Inc. in connection with the purchase of certain wireless modem antennae. Centurion is a portfolio company of Cornerstone Equity Investors, LLC. Two of Cornerstone’s managing directors serve on our board of directors and Cornerstone is one of our stockholders. There were no purchases from Centurion during 2002. In July 2002, we paid the final payable balance of $41,000 to Centurion.

COMPLIANCE WITH FEDERAL SECURITIES LAWS

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who beneficially own more than ten percent of any class of any of our equity securities (other than an exempted security) which is registered pursuant to Section 12 of the Exchange Act, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

      Based on a review of the copies of such reports we received, we believe that all Section 16(a) filing requirements were met.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      If you intend to propose any matter for action at our 2004 Annual Meeting of Stockholders and wish to have the proposal included in our proxy statement, you must submit your proposal to the Secretary of Novatel Wireless at 9255 Towne Centre Drive, Suite 225, San Diego, CA 92121, not later than January 26, 2004. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act of 1934 as well as the requirements of our certificate of incorporation and bylaws. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2004 Annual Meeting. We will be able to use proxies you give us for the next year’s meeting to vote for or against any shareholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before March 25, 2004. You can find other specifics regarding the notice procedures, including the required content of the notice, in our bylaws, a copy of which we will provide you without charge upon your request to our corporate secretary at our executive offices.

PROXY SOLICITATION EXPENSE

      We will bear the cost of soliciting proxies, if any. We will request persons, firms and corporations holding shares beneficially owned by others to send proxy material to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders’ reasonable expenses for doing so.

INCORPORATION BY REFERENCE

      To the extent that this Proxy Statement is incorporated by reference into any other filing by Novatel Wireless, Inc. under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Stock Price Performance Graph,” as well as the annexes to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

AVAILABLE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and, as a consequence. we file reports, proxy statements and other information with the SEC. You may inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the SEC’s Internet address, http://www.sec.gov. You may also inspect these reports and other information at the offices of the National Association of Securities Dealers, Inc., 1734 K. Street, N.W., Washington, D.C. 20006. These reports are also available on our web site at www.novatelwireless.com.

      In addition, we will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request, additional copies of our Form 10-K for the period ended December 31, 2002. Please address requests for copies to: 9255 Towne Centre Drive, Suite 225, San Diego, California 92121, Attn: Secretary, telephone (858) 320-8800.

OTHER MATTERS

      The board does not know of any other matter which will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment or postponement thereof, which may properly be acted upon, the holders named in the proxies that we are soliciting will vote on such matter the shares represented by the proxies in their discretion.

      We urge you to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the annual meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

By Order of the Board of Directors,

MELVIN L. FLOWERS
Senior Vice President, Finance,
Chief Financial Officer and Secretary

May      , 2003

APPENDIX A

FORM OF

AMENDED AND RESTATED

NOVATEL WIRELESS, INC.

2000 STOCK INCENTIVE PLAN

Section 1.     Introduction.

      The Company’s Board of Directors (the “Board”) adopted the Novatel Wireless, Inc. 2000 Stock Incentive Plan (the “Plan”) on July 24, 2000 (the “Adoption Date”), and the Company’s stockholders approved the Plan on September 13, 2000. The Plan became effective on November 15, 2000. The Board amended the Plan on January 30, 2002 and the Company’s stockholders amended the Plan on                     , 2003.

      The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such selected persons to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

      The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Stock, Stock Units, Stock Appreciation Rights and Options (which may be Incentive Stock Options or Nonstatutory Stock Options).

      The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or the applicable Stock Option Agreement, SAR Agreement, Stock Unit Agreement or Restricted Stock Agreement.

Section 2.     Definitions.

      (a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

      (b) “Award” means any award of an Option, SAR, Stock Unit or Restricted Stock under the Plan.

      (c) “Board” means the Board of Directors of the Company, as constituted from time to time.

      (d) “Change In Control” except as may otherwise be provided in a Stock Option Agreement, SAR Agreement, Stock Unit Agreement or Restricted Stock Agreement, means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer that one-half of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

(iv) Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iii), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A) A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(B) A corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

(C) The Company; or

           (v) A complete liquidation or dissolution of the Company.

      (e) “Code” means the Internal Revenue Code of 1986, as amended.

      (f) “Committee” means a committee consisting of one or more members of the Board that is appointed by the Board (as described in Section 3) to administer the Plan.

      (g) “Common Stock” means the Company’s common stock.

      (h) “Company” means Novatel Wireless, Inc., a Delaware corporation.

      (i) “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate other than as an Employee or Director or Non-Employee Director.

      (j) “Director” means a member of the Board who is also an Employee.

      (k) “Disability” means that the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

      (l) “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

      (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      (n) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of a Share in determining the amount payable upon exercise of such SAR.

      (o) “Fair Market Value” means the market price of Shares, determined by the Committee as follows:

(i) If the Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the last trading price reported by the applicable composite transactions report for such date;

(ii) If the Shares were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last trading price quoted by the NASDAQ system for such date;

(iii) If the Shares were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date; and

(iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal. Such determination shall be conclusive and binding on all persons.

      (p) “Grant” means any grant of an Award under the Plan.

      (q) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code section 422(b).

      (r) “Key Employee” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

      (s) “Non-Employee Director” means a member of the Board who is not an Employee.

      (t) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

      (u) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

      (v) “Optionee” means an individual, estate or other entity that holds an Option.

      (w) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

      (x) “Participant” means an individual or estate or other entity that holds an Award.

      (y) “Plan” means this Novatel Wireless, Inc. 2000 Stock Incentive Plan as it may be amended from time to time.

      (z) “Restricted Stock” means a Share awarded under the Plan.

      (aa) “Restricted Stock Agreement” means the agreement described in Section 8 evidencing each Award of Restricted Stock.

      (bb) “SAR Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Appreciation Right.

      (cc) “Securities Act” means the Securities Act of 1933, as amended.

      (dd) “Service” means service as an Employee, Director, Non-Employee Director or Consultant.

      (ee) “Share” means one share of Common Stock.

      (ff) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

      (gg) “Stock Option Agreement” means the agreement described in Section 6 evidencing each Grant of an Option.

      (hh) “Stock Unit” means a bookkeeping entry representing the equivalent of a Share, as awarded under the Plan.

      (ii) “Stock Unit Agreement” means the agreement described in Section 8 evidencing each Award of Stock Units.

      (jj) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

      (kk) “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its subsidiaries. In determining stock ownership, the attribution rules of section 424(d) of the Code shall be applied.

Section 3.     Administration

      (a) Committee Composition. A Committee appointed by the Board shall administer the Plan. The Board shall designate one of the members of the Committee as chairperson. If no Committee has been approved, the entire Board shall constitute the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

      With respect to officers or directors subject to Section 16 of the Exchange Act, the Committee shall consist of those individuals who shall satisfy the requirements of Rule 16b-3 (or its successor) under the Exchange Act with respect to Awards granted to persons who are officers or directors of the Company under Section 16 of the Exchange Act. Notwithstanding the previous sentence, failure of the Committee to satisfy the requirements of Rule 16b-3 shall not invalidate any Awards granted by such Committee.

      The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not qualify under Rule 16b-3, who may administer the Plan with respect to Key Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

      Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

      (b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i) selecting Key Employees who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements and other features and conditions of such Awards;

(iii) interpreting the Plan; and

(iv) making all other decisions relating to the operation of the Plan.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

      (c) Indemnification. Each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, SAR Agreement, Stock Unit Agreement or Restricted Stock Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

Section 4.     Eligibility

      (a) General Rules. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee.

      (b) Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

      (c) Non-Employee Director Options. Non-Employee Directors shall also be eligible to receive Options as described in this Section 4(c) from and after the date the Board has determined to implement this provision.

(i) Each eligible Non-Employee Director shall be granted an NSO to purchase 19,999 Shares (subject to adjustment under Section 9) as a result of his or her election or appointment as a Non-Employee Director. No additional option grants shall be issued to Non-Employee Directors following the initial grant of options to purchase 20,000 Shares. All NSOs granted pursuant to this Section 4 shall vest and become exercisable provided the individual is serving as a director of the Company as of the vesting date as follows: 25% one year from the date of grant, then in 36 equal monthly installments commencing on the date one month and one year after the date of grant.

(ii) All NSOs granted to Non-Employee Directors under this Section 4(c) shall become exercisable in full in the event of Change in Control with respect to the Company.

(iii) The Exercise Price under all NSOs granted to a Non-Employee Director under this Section 4(c) shall be equal to one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the date of grant, payable in one of the forms described in Section 7.

(iv) All NSOs granted to a Non-Employee Director under this Section 4(c) shall terminate on the earlier of:

(1) The 10th anniversary of the date of grant; or

(2) The date ninety (90) days after the termination of such Non-Employee Director’s service for any reason.

Section 5.     Shares Subject to Plan

      (a) Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 5,500,000.

      (b) Annual Addition. Beginning with the first fiscal year of the Company beginning after the Effective Date, on the first day of each fiscal year, Shares will be added to the Plan equal to the lesser of (i) 100,000 Shares, (ii) three percent (3%) of the outstanding shares in the last day of the prior fiscal year, or (iii) such lesser number of Shares as may be determined by the Board in its sole discretion.

      (c) Additional Shares. If Awards are forfeited or terminate for any other reason before being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan.

      (d) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards whether or not such dividend equivalents are converted into Stock Units.

      (e) Limits on Options and SARs. No Key Employee shall receive Options to purchase Shares and/or SARs during any fiscal year covering in excess of 1,000,000 Shares, or 2,000,000 Shares in the first fiscal year of a Key Employee’s employment with Company.

      (f) Limits on Restricted Stock and Stock Units. No Key Employee shall receive Award(s) of Restricted Stock and/or Stock Units during any fiscal year covering in excess of 500,000 Shares, or 1,000,000 Shares in the first fiscal year of a Key Employee’s employment with Company.

Section 6.     Terms and Conditions of Options

      (a) Stock Option Agreement. Each Grant under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

      (b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9.

      (c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. To the extent required by applicable law the Exercise Price of an ISO shall not be less than 100% of the Fair Market Value (110% for 10-Percent Shareholders) of a Share on the date of Grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

      (d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed ten (10) years from the date of Grant. An ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five (5) years. No Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested, subject to the Company’s right of repurchase over any Shares acquired under the unvested portion of the Option (an “early exercise”), which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option.

      (e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

      (f) Transferability of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

      (g) No Rights as Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Common Stock covered by an Option until such person becomes entitled to receive such Common Stock by filing a notice of exercise and paying the Exercise Price pursuant to the terms of such Option.

      (h) Restrictions on Transfer. Any Shares issued upon exercise of an Option shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law.

Section 7.     Payment for Option Shares

      (a) General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows:

(i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii) In the case of an NSO granted under the Plan, the Committee may in its discretion, at any time accept payment in any form(s) described in this Section 7.

      (b) Surrender of Stock. To the extent that this Section 7(b) is applicable, payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

      (c) Promissory Note. To the extent that this Section 7(c) is applicable, payment for all or any part of the Exercise Price may be made with a full-recourse promissory note.

      (d) Other Forms of Payment. To the extent that this Section 7(d) is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

SECTION 8.     TERMS AND CONDITIONS FOR AWARDS OF RESTRICTED STOCK AND STOCK UNITS.

      (a) Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of Restricted Stock in the form of Stock Units, or in any combination of both. Restricted Stock or Stock Units may also be awarded in combination with NSOs or SARs, and such an Award may provide that the Restricted Stock or Stock Units will be forfeited in the event that the related NSOs or SARs are exercised.

      (b) Agreements. Each Award of Restricted Stock or Stock Units under the Plan shall be evidenced by a Restricted Stock Agreement or Stock Unit Agreement between the Participant and the Company. Such Awards shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Agreement. The provisions of the various Agreements entered into under the Plan need not be identical.

      (c) Payment for Restricted Stock or Stock Unit Awards. Restricted Stock or Stock Units may be issued with or without cash consideration under the Plan.

      (d) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 10.

      (e) Vesting Conditions. Each Award of Restricted Stock or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the applicable Agreement. An Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

      (f) Assignment or Transfer of Restricted Stock or Stock Units. Except as provided in Section 13, or in a Restricted Stock Agreement or Stock Unit Agreement, or as required by applicable law, a Restricted Stock or Stock Unit Award granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(f) shall be void. However, this Section 8(f) shall not preclude a Participant from designating a beneficiary who will receive any outstanding Restricted Stock or Stock Unit Awards in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Stock or Stock Unit Awards by will or by the laws of descent and distribution.

      (g) Death of Stock Units Recipient. Any Stock Unit Award that becomes payable after the Award recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the recipient, then any Stock Unit Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

      (h) Trusts. Neither this Section 8 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Stock to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant’s death, or (b) the trustee of any other trust to the extent approved in advance by the Committee in writing. A transfer or assignment of Restricted Stock from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Restricted Stock held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Restricted Stock Agreement, as if such trustee were a party to such Agreement.

      (i) Voting and Dividend Rights. The holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Stock invest any cash dividends received in additional Restricted Stock. Such additional Restricted Stock shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Stock shall not reduce the number of Shares available under Section 5.

      (j) Stock Unit Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

      (k) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 9.     TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

      (a) SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

      (b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 10.

      (c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

      (d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may also be awarded in combination with Options, Restricted Stock or Stock Units, and such an Award may provide that the SARs will not be exercisable unless the related Options, Restricted Stock or Stock Units are forfeited. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

      (e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

      (f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

SECTION 10.     PROTECTION AGAINST DILUTION.

      (a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of rights hereunder in one or more of:

(i) the number of Shares available for future Awards and the per person Share limits under Section 5;

(ii) the number of Shares covered by each outstanding Award; or

(iii) the Exercise Price under each outstanding SAR or Option.

      (b) Participant Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

Section 11.	Effect of a Change in Control.

      (a) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration.

      (b) Acceleration. The Committee may determine, at the time of granting an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Change in Control occurs with respect to the Company.

Section 12.	Limitations on Rights.

      (a) Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

      (b) Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Section 10.

      (c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Section 13.	Withholding Taxes.

      (a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

      (b) Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

Section 14.	Duration and Amendments.

      (a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s stockholders. No Options or SARs shall be exercisable until such stockholder approval is obtained. In the event that the stockholders fail to approve the Plan within twelve (12) months after its adoption by the Board, any Awards made shall be null and void and no additional Awards shall be made. To the extent required by applicable law, the Plan shall terminate on the date that is ten (10) years after its adoption by the Board and may be terminated on any earlier date pursuant to Section 14(b).

      (b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

Section 15.	Execution.

      To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

NOVATEL WIRELESS, INC.

By

Title

APPENDIX B

FORM OF CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NOVATEL WIRELESS, INC.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

      NOVATEL WIRELESS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on April 26, 1996 and amendments thereto were subsequently duly filed and recorded (the Amended and Restated Certificate of Incorporation together with such amendments shall be hereinafter referred to as the “Certificate”).

2. That on May 7, 2003 the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment (the “Amendment”) to the Certificate:

RESOLVED, that the Board of Directors hereby approves and recommends to the Company’s stockholders that Section A of Article FOURTH of the Certificate be, and it hereby is, subject to stockholder approval at the 2003 Annual Meeting of Stockholders of the Corporation, amended and restated in its entirety to read as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Fifty Two Million (52,000,000) shares each with a par value of $0.001 per share. Fifty Million (50,000,000) shares shall be common stock and Two Million (2,000,000) shares shall be Preferred Stock.”

RESOLVED FURTHER, that all other provisions of the Certificate, as heretofore amended, and all exhibits, attachments and certificates to the Certificate shall remain unchanged and in full force and effect.

3. That thereafter a majority of the holders of the stock of the Corporation entitled to vote thereon voted in favor of the Amendment at a meeting of the stockholders duly held on June 10, 2003.

4. That the foregoing amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

      IN WITNESS WHEREOF, Novatel Wireless, Inc. has caused this Certificate to be executed by its duly authorized officers this                     day of June      , 2003.

NOVATEL WIRELESS, INC.

By:

Name: Peter V. Leparulo
Title: Chief Executive Officer

B-1

REVOCABLE PROXY

Novatel Wireless, Inc.

Annual Meeting of Stockholders — June 10, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Novatel Wireless, Inc. (the “Company”) acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement dated May      2003 and, revoking any proxy heretofore given, hereby appoints Peter Leparulo and Melvin Flowers, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, at 2:00 p.m., on Tuesday, June 10, 2003, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as set forth herein.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ NOMINEES LISTED, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, “FOR” THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN AND “FOR” THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

PLEASE MARK YOUR VOTE IN THE APPROPRIATE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY: x

*DETACH PROXY CARD HERE*

PLEASE DETACH HERE

 * You Must Detach This Portion of the Proxy Card * Before Returning it in the Enclosed Envelope

Proposal 1. ELECTION OF DIRECTORS

Nominees: 01 Peter Leparulo ☐ FOR ☐ WITHHOLD
02 David Oros ☐ FOR ☐ WITHHOLD

Proposal 2. RESOLVED, that the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2003 be ratified.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3. RESOLVED, that the amendment of the Company’s amended and restated 2000 Stock Incentive Plan to increase the number of shares reserved for issuance under such plan by 4,200,000 be approved.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 4. RESOLVED, that the amendment of the Company’s amended and restated Certificate of Incorporation fixing the total number of shares which the Company is authorized to issue at Fifty Two Million (52,000,000) shares each with a par value of $0.001 per share, Fifty Million (50,000,000) shares of which shall be common stock and Two Million (2,000,000) shares of which shall be Preferred Stock, be approved.

 o FOR o AGAINST o ABSTAIN

OTHER BUSINESS.

In their discretion, the proxyholders are authorized to transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof. This proxy will be voted as directed herein or, if no contrary direction is indicated, will be voted FOR approval of Proposals 1, 2, 3 and 4.
I (We) ☐ do ☐ do not expect to attend the Meeting.

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Dated:                                           , 2003.
Signature
Signature